Exhibit 99.1

FOR IMMEDIATE RELEASE
INVESTOR CONTACT:	MEDIA CONTACT:
Mark Kimbrough	Harlow Sumerford
615-344-2688	615-344-1851

HCA Healthcare Reports First Quarter 2021 Results

Revises 2021 Guidance

Nashville, Tenn., April 22, 2021 – HCA Healthcare, Inc. (NYSE: HCA) today announced financial and operating results for the first quarter ended March 31, 2021.

Key first quarter metrics (all percentage changes compare 1Q 2021 to 1Q 2020 unless otherwise noted):

•	Revenues totaled $13.977 billion

•	Net income attributable to HCA Healthcare, Inc. totaled $1.423 billion, or $4.14 per diluted share

•	Adjusted EBITDA totaled $3.052 billion

•	Cash flows from operating activities totaled $1.988 billion

•	Same facility admissions declined 4.2 percent and same facility equivalent admissions declined 6.5 percent

“The first quarter is yet another period where the disciplined operating culture and strong execution by our teams were on display. I want to thank our 275,000 colleagues and 50,000 physicians for their tremendous work. We could not have performed at this level without their unwavering commitment to our patients and the communities they serve,” said Sam Hazen, Chief Executive Officer of HCA Healthcare. “As we continue to resource and execute on our strategic agenda, we will remain true to our mission of improving lives and delivering on the responsibilities we have to our stakeholders.”

Revenues in the first quarter of 2021 increased to $13.977 billion, compared to $12.861 billion in the first quarter of 2020. Net income attributable to HCA Healthcare, Inc. totaled $1.423 billion, or $4.14 per diluted share, compared to $581 million, or $1.69 per diluted share, in the first quarter of 2020. Results for the first quarter of 2020 included losses on retirement of debt of $295 million, or $0.66 per diluted share, and gains on sales of facilities of $7 million, or $0.02 per diluted share.

For the first quarter of 2021, Adjusted EBITDA totaled $3.052 billion, compared to $2.200 billion in the first quarter of 2020. Adjusted EBITDA is a non-GAAP financial measure. A table providing supplemental information on Adjusted EBITDA and reconciling net income attributable to HCA Healthcare, Inc. to Adjusted EBITDA is included in this release.

Same facility admissions declined 4.2 percent and same facility equivalent admissions declined 6.5 percent in the first quarter of 2021, compared to the prior year period. Same facility emergency room visits declined 18.4 percent in the first quarter of 2021, compared to the prior year period. Same facility inpatient surgeries declined 5.4 percent while same facility outpatient surgeries increased 2.3 percent in the first quarter of 2021 compared to the same period of 2020. Same facility revenue per equivalent admission increased 16.6 percent in the first quarter of 2021, compared to the first quarter of 2020, due to increases in acuity of patients treated and favorable payer mix.

Balance Sheet and Cash Flows from Operations

As of March 31, 2021, HCA Healthcare, Inc.’s balance sheet reflected cash and cash equivalents of $1.030 billion, total debt of $31.072 billion, and total assets of $47.277 billion. During the first quarter of 2021, capital expenditures totaled $654 million, excluding acquisitions. Cash flows provided by operating activities in the first quarter totaled $1.988 billion, compared to $1.375 billion in the first quarter of 2020.

During the first quarter of 2021, the Company repurchased 8.477 million shares of its common stock at a cost of $1.527 billion. The Company had $7.274 billion remaining under its repurchase authorization as of March 31, 2021. As of March 31, 2021, the Company had $5.590 billion of availability under its credit facilities.

Dividend

HCA today announced that its Board of Directors declared a quarterly cash dividend of $0.48 per share on the Company’s common stock. The dividend will be paid on June 30, 2021 to stockholders of record at the close of business on June 16, 2021.

The declaration and payment of any future dividend will be subject to the discretion of the Board of Directors and will depend on a variety of factors, including the Company’s financial condition and results of operations and contractual restrictions. Future dividends are expected to be funded by cash balances and future cash flows from operations.

2021 Revised Guidance

The 2021 guidance ranges for the year have been revised from our fourth quarter release and are as follows:

2021 Guidance Range
Revenues	$54.0 to $55.5 billion
Adjusted EBITDA	$10.85 to $11.35 billion
EPS (diluted)	$13.30 to $14.30 per diluted share
Capital Expenditures	Approximately $3.7 billion

The Company’s 2021 guidance contains a number of assumptions, including, among others, the Company’s current expectations regarding the impact of the COVID-19 pandemic and related government legislation, and excludes the impact of items such as, but not limited to, gains or losses on sales of facilities, losses on retirement of debt, legal claims costs and impairment of long-lived assets.

Adjusted EBITDA is a non-GAAP financial measure. A table reconciling forecasted net income attributable to HCA Healthcare, Inc. to forecasted Adjusted EBITDA is included in this release.

The Company’s guidance is based on current plans and expectations and is subject to a number of known and unknown uncertainties and risks, including those set forth below in the Company’s “Forward-Looking Statements.”

Annual Stockholders’ Meeting

The Company’s 2021 annual stockholders’ meeting will be held virtually on April 28, 2021 at 2:00 p.m. Central Daylight Time for stockholders of record as of March 8, 2021.

Earnings Conference Call

HCA Healthcare will host a conference call for investors at 9:00 a.m. Central Daylight Time today. All interested investors are invited to access a live audio broadcast of the call via webcast. The broadcast also will be available on a replay basis beginning this afternoon. The webcast can be accessed through the Company’s Investor Relations web page at https://investor.hcahealthcare.com/events-and-presentations/default.aspx.

About the Company

As of March 31, 2021, HCA operated 186 hospitals and approximately 2,000 sites of care, including surgery centers, freestanding emergency rooms, urgent care centers and physician clinics, in 20 states and the United Kingdom.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws, which involve risks and uncertainties. Forward-looking statements include the Company’s financial guidance for the year ending December 31, 2021, as well as other statements that do not relate solely to historical or current facts. Forward-looking statements can be identified by the use of words like “may,” “believe,” “will,” “expect,” “project,” “estimate,” “anticipate,” “plan,” “initiative” or “continue.” These forward-looking statements are based on our current plans and expectations and are subject to a number of known and unknown uncertainties and risks, many of which are beyond our control, which could significantly affect current plans and expectations and our future financial position and results of operations. These factors include, but are not limited to, (1) developments related to COVID-19, including, without limitation, the length and severity of the pandemic; the volume of canceled or rescheduled procedures and the volume of COVID-19 patients cared for across our health systems; measures we are taking to respond to the COVID-19 pandemic; the impact and terms of government and administrative regulation and stimulus (including the Families First Coronavirus Response Act, the Coronavirus Aid, Relief and Economic Security (“CARES”) Act, the Paycheck Protection Program and Health Care Enhancement Act, the Consolidated Appropriations Act, 2021, the American Rescue Plan Act of 2021 and other enacted and potential future legislation); changes in revenues due to declining patient volumes, changes in payer mix and deteriorating macroeconomic conditions (including increases in uninsured and underinsured patients); potential increased expenses related to labor, supply chain or other expenditures;

workforce disruptions; supply shortages and disruptions; and the timing and availability of effective medical treatments and vaccines, (2) the impact of our substantial indebtedness and the ability to refinance such indebtedness on acceptable terms, as well as risks associated with disruptions in the financial markets and the business of financial institutions as the result of the COVID-19 pandemic which could impact us from a financial perspective, (3) the impact of the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010 (collectively, the “Affordable Care Act”), including the effects of court challenges to, any repeal of, or changes to, the Affordable Care Act or additional changes to its implementation, the possible enactment of additional federal or state health care reforms and possible changes to other federal, state or local laws or regulations affecting the health care industry, including proposals to expand coverage of federally-funded insurance programs as an alternative to private insurance or establish a single-payer system (such reforms often referred to as “Medicare for All”), and also including any such laws or governmental regulations which are adopted in response to the COVID-19 pandemic, (4) the effects related to the continued implementation of the sequestration spending reductions required under the Budget Control Act of 2011, and related legislation extending these reductions, and the potential for future deficit reduction legislation that may alter these spending reductions, which include cuts to Medicare payments, or create additional spending reductions, (5) increases in the amount and risk of collectability of uninsured accounts and deductibles and copayment amounts for insured accounts, (6) the ability to achieve operating and financial targets, and attain expected levels of patient volumes and control the costs of providing services, (7) possible changes in Medicare, Medicaid and other state programs, including Medicaid supplemental payment programs or Medicaid waiver programs, that may impact reimbursements to health care providers and insurers and the size of the uninsured or underinsured population, (8) the highly competitive nature of the health care business, (9) changes in service mix, revenue mix and surgical volumes, including potential declines in the population covered under third-party payer agreements, the ability to enter into and renew third-party payer provider agreements on acceptable terms and the impact of consumer-driven health plans and physician utilization trends and practices, (10) the efforts of health insurers, health care providers, large employer groups and others to contain health care costs, (11) the outcome of our continuing efforts to monitor, maintain and comply with appropriate laws, regulations, policies and procedures, (12) increases in wages and the ability to attract and retain qualified management and personnel, including affiliated physicians, nurses and medical and technical support personnel, (13) the availability and terms of capital to fund the expansion of our business and improvements to our existing facilities, (14) changes in accounting practices, (15) changes in general economic conditions nationally and regionally in our markets, including economic and business conditions (and the impact thereof on the economy, financial markets and banking industry) resulting from the COVID-19 pandemic, (16) the emergence of and effects related to other pandemics, epidemics and infectious diseases, (17) future divestitures which may result in charges and possible impairments of long-lived assets, (18) changes in business strategy or development plans, (19) delays in receiving payments for services provided, (20) the outcome of pending and any future tax audits, disputes and litigation associated with our tax positions, (21) potential adverse impact of known and unknown government investigations, litigation and other claims that may be made against us, (22) the impact of potential cybersecurity incidents or security breaches, (23) our ongoing ability to demonstrate meaningful use of certified electronic health record (“EHR”) technology and the impact of interoperability requirements, (24) the impact of natural disasters, such as hurricanes and floods, or similar events beyond our control, (25) changes in the U.S. federal, state, or foreign tax laws including interpretive guidance that may be issued by taxing authorities or other standard setting bodies, and (26) other risk factors described in our annual report on Form 10-K for the year ended December 31, 2020 and our other filings with the Securities and Exchange Commission. Many of the factors that will determine our future results are beyond our ability to control or predict. In light of the significant uncertainties inherent in the forward-looking statements contained herein, readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. We undertake no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

All references to “Company” and “HCA Healthcare” as used throughout this release refer to HCA Healthcare, Inc. and its affiliates.

HCA Healthcare, Inc.

Condensed Consolidated Comprehensive Income Statements

First Quarter

(Dollars in millions, except per share amounts)

	2021		2020
	Amount	Ratio	Amount	Ratio
Revenues	$13,977	100.0%	$12,861	100.0%

Salaries and benefits	6,301	45.1	6,118	47.6
Supplies	2,224	15.9	2,123	16.5
Other operating expenses	2,421	17.4	2,427	18.9
Equity in earnings of affiliates	(21)	(0.2)	(7)	(0.1)
Depreciation and amortization	697	5.0	674	5.3
Interest expense	384	2.7	428	3.3
Gains on sales of facilities	(2)	—	(7)	(0.1)
Losses on retirement of debt	—	—	295	2.3

	12,004	85.9	12,051	93.7

Income before income taxes	1,973	14.1	810	6.3

Provision for income taxes	393	2.8	112	0.9

Net income	1,580	11.3	698	5.4

Net income attributable to noncontrolling interests	157	1.1	117	0.9

Net income attributable to HCA Healthcare, Inc.	$1,423	10.2	$581	4.5

Diluted earnings per share	$4.14		$1.69

Shares used in computing diluted earnings per share (millions)	343.321		344.096

Comprehensive income attributable to HCA Healthcare, Inc.	$1,434		$470

HCA Healthcare, Inc.

Condensed Consolidated Balance Sheets

(Dollars in millions)

	March 31, 2021	December 31, 2020
ASSETS
Current assets:
Cash and cash equivalents	$1,030	$1,793
Accounts receivable	7,424	7,051
Inventories	2,068	2,025
Other	1,514	1,464

	12,036	12,333

Property and equipment, at cost	49,877	49,317
Accumulated depreciation	(26,689)	(26,118)

	23,188	23,199

Investments of insurance subsidiaries	393	388
Investments in and advances to affiliates	427	422
Goodwill and other intangible assets	8,575	8,578
Right-of-use operating lease assets	2,083	2,024
Other	575	546

	$47,277	$47,490

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,524	$3,535
Accrued salaries	1,767	1,720
Other accrued expenses	3,117	3,240
Long-term debt due within one year	234	209

	8,642	8,704

Long-term debt, less debt issuance costs and discounts of $229 and $236	30,838	30,795
Professional liability risks	1,553	1,486
Right-of-use operating lease obligations	1,730	1,673
Income taxes and other liabilities	2,032	1,940

Stockholders’ equity:
Stockholders’ equity attributable to HCA Healthcare, Inc.	247	572
Noncontrolling interests	2,235	2,320

	2,482	2,892

	$47,277	$47,490

HCA Healthcare, Inc.

Condensed Consolidated Statements of Cash Flows

First Quarter

(Dollars in millions)

	2021	2020
Cash flows from operating activities:
Net income	$1,580	$698
Adjustments to reconcile net income to net cash provided by operating activities:
Increase (decrease) in cash from operating assets and liabilities:
Accounts receivable	(371)	464
Inventories and other assets	(85)	(196)
Accounts payable and accrued expenses	(371)	(784)
Depreciation and amortization	697	674
Income taxes	406	121
Gains on sales of facilities	(2)	(7)
Losses on retirement of debt	—	295
Amortization of debt issuance costs and discounts	8	7
Share-based compensation	97	82
Other	29	21

Net cash provided by operating activities	1,988	1,375

Cash flows from investing activities:
Purchase of property and equipment	(654)	(853)
Acquisition of hospitals and health care entities	(22)	(328)
Sales of hospitals and health care entities	20	35
Change in investments	(2)	(1)
Other	9	2

Net cash used in investing activities	(649)	(1,145)

Cash flows from financing activities:
Issuances of long-term debt	—	2,700
Net change in revolving credit facilities	80	1,440
Repayment of long-term debt	(47)	(3,327)
Distributions to noncontrolling interests	(234)	(154)
Payment of debt issuance costs	—	(34)
Payment of dividends	(169)	(152)
Repurchase of common stock	(1,527)	(441)
Other	(207)	(141)

Net cash used in financing activities	(2,104)	(109)

Effect of exchange rate changes on cash and cash equivalents	2	(11)

Change in cash and cash equivalents	(763)	110
Cash and cash equivalents at beginning of period	1,793	621

Cash and cash equivalents at end of period	$1,030	$731

Interest payments	$375	$468

Income tax refunds, net	$(13)	$(9)

HCA Healthcare, Inc.

Operating Statistics

	First Quarter
	2021	2020
Operations:
Number of Hospitals	186	186
Number of Freestanding Outpatient Surgery Centers*	121	123
Licensed Beds at End of Period	49,561	49,357
Weighted Average Beds in Service	42,363	42,177
Reported:
Admissions	506,380	528,244
% Change	-4.1%
Equivalent Admissions	832,489	889,035
% Change	-6.4%
Revenue per Equivalent Admission	$16,789	$14,466
% Change	16.1%
Inpatient Revenue per Admission	$17,090	$14,632
% Change	16.8%
Patient Days	2,671,041	2,622,839
% Change	1.8%
Equivalent Patient Days	4,391,191	4,414,238
% Change	-0.5%
Inpatient Surgery Cases	127,590	135,145
% Change	-5.6%
Outpatient Surgery Cases	231,228	226,319
% Change	2.2%
Emergency Room Visits	1,841,778	2,264,707
% Change	-18.7%
Outpatient Revenues as a
Percentage of Patient Revenues	35.8%	37.3%
Average Length of Stay (days)	5.275	4.965
Occupancy (weighted average beds in service)	70.1%	68.3%
Same Facility:
Admissions	505,338	527,424
% Change	-4.2%
Equivalent Admissions	829,765	887,127
% Change	-6.5%
Revenue per Equivalent Admission	$16,755	$14,372
% Change	16.6%
Inpatient Revenue per Admission	$17,106	$14,637
% Change	16.9%
Inpatient Surgery Cases	127,460	134,718
% Change	-5.4%
Outpatient Surgery Cases	229,837	224,722
% Change	2.3%
Emergency Room Visits	1,836,500	2,251,682
% Change	-18.4%

*	Excludes freestanding endoscopy centers (21 centers at both March 31, 2021 and March 31, 2020).

HCA Healthcare, Inc.

Supplemental Non-GAAP Disclosures

Operating Results Summary

(Dollars in millions, except per share amounts)

	First Quarter
	2021	2020
Revenues	$13,977	$12,861
Net income attributable to HCA Healthcare, Inc.	$1,423	$581
Gains on sales of facilities (net of tax)	(1)	(5)
Losses on retirement of debt (net of tax)	—	227

Net income attributable to HCA Healthcare, Inc., excluding gains on sales of facilities and losses on retirement of debt (a)	1,422	803
Depreciation and amortization	697	674
Interest expense	384	428
Provision for income taxes	392	178
Net income attributable to noncontrolling interests	157	117

Adjusted EBITDA (a)	$3,052	$2,200

Adjusted EBITDA margin (a)	21.8%	17.1%
Diluted earnings per share:
Net income attributable to HCA Healthcare, Inc.	$4.14	$1.69
Gains on sales of facilities	—	(0.02)
Losses on retirement of debt	—	0.66

Net income attributable to HCA Healthcare, Inc., excluding gains on sales of facilities and losses on retirement of debt (a)	$4.14	$2.33

Shares used in computing diluted earnings per share (millions)	343.321	344.096

(a)

Net income attributable to HCA Healthcare, Inc., excluding gains on sales of facilities and losses on retirement of debt, and Adjusted EBITDA should not be considered as measures of financial performance under generally accepted accounting principles (“GAAP”). We believe net income attributable to HCA Healthcare, Inc., excluding gains on sales of facilities and losses on retirement of debt, and Adjusted EBITDA are important measures that supplement discussions and analysis of our results of operations. We believe it is useful to investors to provide disclosures of our results of operations on the same basis used by management. Management relies upon net income attributable to HCA Healthcare, Inc., excluding gains on sales of facilities and losses on retirement of debt, and Adjusted EBITDA as the primary measures to review and assess operating performance of its health care facilities and their management teams.

Management and investors review both the overall performance (including net income attributable to HCA Healthcare, Inc., excluding gains on sales of facilities and losses on retirement of debt, and GAAP net income attributable to HCA Healthcare, Inc.) and operating performance (Adjusted EBITDA) of our health care facilities. Adjusted EBITDA and the Adjusted EBITDA margin (Adjusted EBITDA divided by revenues) are utilized by management and investors to compare our current operating results with the corresponding periods during the previous year and to compare our operating results with other companies in the health care industry. It is reasonable to expect that gains on sales of facilities and losses on retirement of debt will occur in future periods, but the amounts recognized can vary significantly from period to period, do not directly relate to the ongoing operations of our health care facilities and complicate period comparisons of our results of operations and operations comparisons with other health care companies.

Net income attributable to HCA Healthcare, Inc., excluding gains on sales of facilities and losses on retirement of debt, and Adjusted EBITDA are not measures of financial performance under GAAP, and should not be considered as alternatives to net income attributable to HCA Healthcare, Inc. as a measure of operating performance or cash flows from operating, investing and financing activities as a measure of liquidity. Because net income attributable to HCA Healthcare, Inc., excluding gains on sales of facilities and losses on retirement of debt, and Adjusted EBITDA are not measurements determined in accordance with GAAP and are susceptible to varying calculations, net income attributable to HCA Healthcare, Inc., excluding gains on sales of facilities and losses on retirement of debt, and Adjusted EBITDA, as presented, may not be comparable to other similarly titled measures presented by other companies.

HCA Healthcare, Inc.

Supplemental Non-GAAP Disclosures

2021 Operating Results Forecast

(Dollars in millions, except per share amounts)

	For the Year Ending
	December 31, 2021
	Low	High
Revenues	$54,000	$55,500
Net income attributable to HCA Healthcare, Inc. (a)	$4,395	$4,725
Depreciation and amortization	2,870	2,900
Interest expense	1,600	1,620
Provision for income taxes	1,350	1,450
Net income attributable to noncontrolling interests	635	655

Adjusted EBITDA (a) (b)	$10,850	$11,350

Diluted earnings per share:
Net income attributable to HCA Healthcare, Inc.	$13.30	$14.30
Shares used in computing diluted earnings per share (millions)	330.000	330.000

The Company’s forecasted guidance range is based on current plans and expectations and is subject to a number of known and unknown uncertainties and risks.

(a)

The Company does not forecast the impact of items such as, but not limited to, losses (gains) on sales of facilities, losses on retirement of debt, legal claim costs (benefits) and impairments of long-lived assets because the Company does not believe that it can forecast these items with sufficient accuracy.

(b)

Adjusted EBITDA should not be considered a measure of financial performance under generally accepted accounting principles (“GAAP”). We believe Adjusted EBITDA is an important measure that supplements discussions and analysis of our results of operations. We believe it is useful to investors to provide disclosures of our results of operations on the same basis used by management. Management relies upon Adjusted EBITDA as a primary measure to review and assess operating performance of its health care facilities and their management teams.

Management and investors review both the overall performance (including net income attributable to HCA Healthcare, Inc.) and operating performance (Adjusted EBITDA) of our health care facilities. Adjusted EBITDA and the Adjusted EBITDA margin (Adjusted EBITDA divided by revenues) are utilized by management and investors to compare our current operating results with the corresponding periods during the previous year and to compare our operating results with other companies in the health care industry.

Adjusted EBITDA is not a measure of financial performance under GAAP and should not be considered as an alternative to net income attributable to HCA Healthcare, Inc. as a measure of operating performance or cash flows from operating, investing and financing activities as a measure of liquidity. Because Adjusted EBITDA is not a measurement determined in accordance with GAAP and is susceptible to varying calculations, Adjusted EBITDA, as presented, may not be comparable to other similarly titled measures presented by other companies.